Exhibit 99.1

Coyote Logistics

Combined Financial Statements

As of and for the years ended December 31, 2023 and 2022
and Independent Auditor’s Report.

Deloitte & Touche LLP 1230 Peachtree Rd NW #3100 Atlanta, GA 30309 USA www.deloitte.com

INDEPENDENT AUDITOR’S REPORT

To Coyote Logistics

Atlanta, Georgia

Opinion

We have audited the accompanying combined balance sheets of Coyote Logistics Midco, Inc., Coyote Logistics UK Limited, Coyote Logistics Netherland B.V., and Haulfast (collectively, “Coyote Logistics” or the “Company”) as of December 31, 2023 and 2022, which are wholly owned subsidiaries of United Parcel Service, Inc. (“UPS”), and the related statements of combined income, comprehensive income (loss), and cash flows for the years then ended, and the related notes to the combined financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Note 1 to the financial statements, the accompanying financial statements were prepared on a standalone basis and derived from the consolidated financial statements and accounting records of UPS. Further, the accompanying financial statements include significant transactions with related parties and reflect allocations of certain expenses from UPS. The historical results of operations, financial position and cash flows of Coyote Logistics presented in these financial statements may not be indicative of actual results had Coyote Logistics been an independent standalone business, and they are not necessarily indicative of Coyote Logistics’ future results of operations, financial position and cash flows. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the companies’ ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the companies’ internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the companies’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

August 23, 2024

COYOTE LOGISTICS

COMBINED BALANCE SHEETS
(In millions)

	December 31,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$—	$—
Accounts receivable	375	564
Less: Allowances for credit losses	(3)	(7)
Accounts receivable, net	372	557
Contract assets	8	11
Other current assets	16	12
Total Current Assets	396	580
Property, Plant and Equipment, Net	17	23
Operating Lease Right-Of-Use Assets	93	91
Goodwill	494	492
Intangible Assets, Net	212	360
Deferred Income Tax Assets	1	1
Other Non-Current Assets	2	2
Total Assets	$1,215	$1,549
LIABILITIES AND SHAREOWNERS’ EQUITY
Current Liabilities:
Current maturities of operating leases	$18	$16
Accounts payable	307	466
Accrued wages and withholdings	28	46
Other current liabilities	8	5
Total Current Liabilities	361	533
Non-Current Operating Leases	89	89
Deferred Income Tax Liabilities	37	77
Other Non-Current Liabilities	24	23
Equity:
Net parent investment	701	831
Accumulated other comprehensive income (loss)	3	(4)
Total Equity	704	827
Total Liabilities and Equity	$1,215	$1,549

See notes to combined financial statements.

COYOTE LOGISTICS

STATEMENTS OF COMBINED INCOME (LOSS)
(In millions)

	Years Ended December 31,
	2023	2022
Revenue	$3,154	$4,774
Operating Expenses:
Purchased transportation	2,674	4,052
Compensation and benefits	298	368
Depreciation and amortization	62	61
Intangible asset impairment charge	111	—
Other expenses	99	96
Total Operating Expenses	3,244	4,577
Operating Profit (Loss)	(90)	197
Other Income and (Expense):
Investment (expense) and other	(3)	(3)
Income Before Income Taxes	(93)	194
Income Tax Expense (Benefit)	(23)	51
Net Income (Loss)	$(70)	$143

STATEMENTS OF COMBINED COMPREHENSIVE INCOME (LOSS)

(In millions)

	Years Ended December 31,
	2023	2022
Net Income (Loss)	$(70)	$143
Change in foreign currency translation adjustment	7	(8)
Comprehensive Income (Loss)	$(63)	$135

See notes to combined financial statements.

COYOTE LOGISTICS

STATEMENTS OF COMBINED CASH FLOWS
(In millions)

	Years Ended December 31,
	2023	2022
Cash Flows From Operating Activities:
Net Income (loss)	$(70)	$143
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	62	61
Self-insurance reserves	3	1
Deferred tax (benefit)	(41)	(11)
Stock compensation expense	2	1
Asset impairment charge	111	—
Other losses	3	9
Changes in assets and liabilities:
Accounts receivable	185	148
Other assets	(2)	1
Accounts payable	(159)	(95)
Accrued wages and withholdings	(19)	6
Other liabilities	2	(1)
Net cash from operating activities	77	263
Cash Flows (Used In) Investing Activities:
Capital expenditures	(20)	(26)
Net cash (used in) investing activities	(20)	(26)
Cash Flows (Used In) Financing Activities:
Transfers (to) Parent	(57)	(237)
Net cash (used in) financing activities	(57)	(237)
Effect Of Exchange Rate Changes on Cash and Cash Equivalents	—	—
Net Increase (Decrease) In Cash and Cash Equivalents	—	—
Cash and Cash Equivalents:
Beginning of period	—	—
End of period	$—	$—
Supplemental Disclosures of Cash Flow Information:
Current income taxes settled through net parent investment (non-cash)	$16	$61

See notes to combined financial statements.

COYOTE LOGISTICS

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

United Parcel Service, Inc (“UPS” or “Parent”) is a global package delivery company and provider of global supply chain management solutions. UPS has two reportable segments in its SEC periodic filings: U.S. Domestic Package and International Package. The Parent’s remaining businesses are reported as Supply Chain Solutions (“SCS”), which is a global provider of transportation, logistics and related services.

Coyote Logistics Midco, Inc., Coyote Logistics UK Ltd., Coyote Logistics Netherland BV, and each of their respective subsidiaries and the net assets of Haulfast in the UK (collectively, “Coyote” or “Coyote Logistics”) is operated under SCS. Substantially all revenue, assets, and operations are located in the US. These combined financial statements are being prepared to reflect Coyote on a standalone basis as further described below. Coyote is a full-scale, asset-light based truckload, less-than-truckload, and intermodal freight brokerage service provider. It provides multi-modal third-party logistics and data intelligence solutions, including warehousing, domestic transport, and last mile, with primary operations in the U.S., Mexico, United Kingdom, and Europe.

Basis of Presentation

Throughout the periods included in these combined financial statements, Coyote operated as part of UPS and consisted of several dedicated legal entities and businesses. Separate financial statements have not historically been prepared for Coyote. The combined financial statements were prepared on a standalone basis and are derived from the consolidated financial statements and accounting records of the parent. These combined financial statements reflect the historical results of operations, financial position and cash flows of Coyote in accordance with accounting principles generally accepted in the United States (“GAAP”). The historical results of operations, financial position and cash flows of Coyote presented in these combined financial statements may not be indicative of actual results had Coyote been an independent standalone business, and they are not necessarily indicative of Coyote’s future results of operations, financial position and cash flows. The combined financial statements include all revenues and costs directly attributable to Coyote and an allocation of expenses related to certain corporate functions, including, but not limited to, general corporate expenses such as treasury, tax, and other administrative services. These expenses have been allocated to Coyote based on direct usage or benefit where specifically identifiable, with the remaining expenses allocated primarily on a pro rata basis using an applicable measure of revenues, cost of revenues, headcount, number of transactions, or other relevant measures. Management of Coyote considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been incurred had Coyote operated as an independent, standalone business, nor are they indicative of Coyote’s future expenses. Actual costs that may have been incurred if Coyote had been a standalone company would depend on a number of factors, including the chosen organization structure and functions outsourced or performed by employees.

UPS uses a centralized approach to cash management and financing of its operations. Coyote’s cash is transferred to UPS daily and UPS funds Coyote’s operating and investing activities as needed. These arrangements are not reflective of the manner in which Coyote would have financed its operations had it been a standalone business separate from UPS during the periods presented. Cash pooling, related interest and intercompany arrangements are excluded from the asset and liability balances in the combined balance sheets. These amounts have instead been reported as net parent investment as a component of equity, and are presented as financing activities within the statement of cash flows.

The combined financial statements include assets and liabilities specifically attributable to Coyote, including assets and liabilities where Coyote is the legal beneficiary or obligor. UPS’s debt and related interest expense have not been attributed to Coyote for the periods presented since Coyote is not the legal obligor on the debt, and UPS’s borrowings were not directly attributable to Coyote. All intercompany transactions and balances within Coyote have been eliminated. Certain transactions between Coyote and UPS have been included in the combined financial statements. See note 2 to the combined financial statements for further information regarding Coyote’s related party transactions.

Use of Estimates

The preparation of our combined financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses and the disclosure of contingencies. Estimates have been prepared on the basis of the most current and best information, and actual results could differ materially from those estimates.

Although our estimates contemplate current and expected future conditions, as applicable, it is reasonably possible actual conditions could differ from our expectations, which could materially affect our results of operations and financial position. Such changes could result in future impairments of intangible assets, long-lived assets, decreases in the carrying amount of our tax assets, or increases in our self-insurance liabilities at the time of a measurement event.

Revenue Recognition

Revenue is recognized over time as we perform the services in the contract. Refer to note 3 for further discussion of our revenue recognition policies.

Cash and Cash Equivalents

Coyote’s cash balances are swept daily as part of the Parent’s treasury cash-pool, and thus total cash and cash equivalent balances held by Coyote were not material as of December 31, 2023 and 2022.

Third Party Claims

Claims and insurance accruals reflect the estimated cost of claims for cargo loss and damage incurred primarily in our brokerage operations. In establishing accruals for claims and expenses, we evaluate and monitor aggregate claim data, and we use factors such as historical claim payouts and current claim metrics to determine the appropriate reserves for potential liability. Coyote had $22 and $21 million accrued for such matters as of December 31, 2023 and 2022, respectively.

Property, Plant and Equipment

Property, plant and equipment are carried at cost. We evaluate the useful lives of our property, plant and equipment based on our usage, maintenance and replacement policies, and taking into account physical and economic factors that may affect the useful lives of the assets.

Depreciation and amortization are provided by the straight-line method over the estimated useful lives of the assets, which are as follows:

•	Leasehold Improvements: lesser of asset useful life or lease term

•	Furniture and Office Equipment: 3 to 20 years

•	Technology Equipment: 3 to 10 years

•	Vehicles: 5 to 15 years

We review long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on its undiscounted future cash flows. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded. Fair values are determined based on quoted market values, discounted cash flows or external appraisals, as appropriate. We review long-lived assets for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified.

Leased Assets

We recognize a right-of-use (“ROU”) asset and lease obligation for all leases greater than twelve months, including reasonably certain renewal or purchase options. Some of our leases contain both lease and non-lease components, which we have elected to treat as a single lease component. Lease costs for short-term leases are recognized on a straight-line basis over the lease term.

Certain of our leases contain future payments that are dependent on an index or rate, such as the consumer price index. We initially measure the lease obligation and ROU asset using the index or rate at the commencement date. In subsequent periods, lease payments dependent on an index or rate are not remeasured. Rather, changes to payments due to a change in an index or rate are recognized in our statements of combined income (loss) in the period of the change.

When available, we use the rate implicit in the lease to discount lease payments; however, the rate implicit in the lease is not readily determinable for substantially all of our leases. For these leases, we use an estimate of our incremental borrowing rate to discount lease payments based on information available at lease commencement. The incremental borrowing rate is derived using multiple inputs including our credit rating, the impact of full collateralization, lease term and denominated currency.

Contractual Commitments

We issue surety bonds for self-insurance and other routine business requirements, and as of December 31, 2023 and 2022, we had $1 million of surety bonds written.

Goodwill and Intangible Assets

UPS’s acquisition of Coyote allocated goodwill to the business, which represented costs in excess of net identifiable assets acquired (goodwill) and indefinite-lived intangible assets. For other businesses in these carve-out financials, a relative fair value approach was taken. Goodwill is not amortized, but is tested for impairment at least annually, unless changes in circumstances indicate an impairment may have occurred between annual tests. We complete our annual goodwill impairment evaluation as of July 1 on a reporting unit basis.

In assessing goodwill for impairment, we initially evaluate qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. We consider several factors, including macroeconomic conditions, industry and market conditions, overall financial performance of the reporting unit, changes in management, strategy or customers and relevant reporting unit-specific events such as a change in the carrying amount of net assets, a more likely than not expectation of selling or disposing of all, or a portion of, a reporting unit, and the testing for recoverability of a significant asset group within a reporting unit. If this qualitative assessment results in a conclusion that it is more likely than not that the fair value of a reporting unit exceeds the carrying value, then no further testing is performed for that reporting unit.

If the qualitative assessment is not conclusive, or if we elect to bypass the qualitative test, we quantitatively assess the fair value of a reporting unit to test goodwill for impairment. We assess the fair value of a reporting unit using a combination of discounted cash flow modeling and observable valuation multiples for comparable companies. Our estimates are developed using assumptions that we believe are consistent with how a market participant would value our reporting units. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, we record the excess amount as goodwill impairment, not to exceed the total amount of goodwill allocated to the reporting unit.

When performing impairment tests of indefinite-lived intangible assets, we use a combination of income- and market-based approaches to estimate fair value. If the carrying value of the indefinite-lived asset exceeds its estimated fair value, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds its fair value.

Finite-lived intangible assets, including customer lists, are amortized on a straight-line basis over the estimated useful lives of the assets, which is generally 10 years. Capitalized software is generally amortized over 7 years for developed software and 5 years for purchased software.

Self-Insurance Accruals

UPS is self-insured for costs associated with workers’ compensation claims, automobile liability, health and welfare and general business liabilities, up to certain limits. Self-insurance reserves are established for estimates of the loss that UPS will ultimately incur on reported claims, as well as estimates of claims that have been incurred but not yet reported. A portion of the reserve is attributed to Coyote each period, up to a certain limit, representing Coyote’s obligation.

Workers’ compensation, automobile liability and general liability insurance claims may take several years to completely settle. Consequently, actuarial estimates are required to project the ultimate cost that will be incurred to fully resolve a claim. A number of factors can affect the actual cost of a claim, including the length of time the claim remains open, trends in healthcare costs, the results of any related litigation and with respect to workers’ compensation claims, changes in legislation. Furthermore, claims may emerge in a future year for events that occurred in a prior year at a rate that differs from actuarial projections. All of these factors can result in revisions to actuarial projections and produce a material difference between estimated and actual operating results.

Additionally, UPS and its affiliates provide services and pay certain expenses on behalf of Coyote, including commissions, general and administrative expenses. The costs of the aforementioned self-insurance expenses and intercompany arrangement are allocated to Coyote by UPS, and any cost estimates are adjusted to actual amounts based on the actuarial reports at each annual period end. During 2023 and 2022, the cost (benefit) allocated to Coyote by UPS was approximately $2 and $(0.9) million, respectively.

Pension and Postretirement Benefits

Certain of our employees participate in defined benefit pension and postretirement medical plans sponsored by UPS which include participants of other UPS businesses. These plans were accounted for as single-employer plans under UPS, however for Coyote, we have accounted for our participation in the plans as a multiemployer benefit plan. Accordingly, we do not record an asset or liability to recognize the funded status of the plans. We allocate annual service cost of these plans to Coyote for all active Coyote participants. This pension expense is reported within Compensation and benefits in the statements of combined income (loss).

Additionally, certain of our employees participate in a defined contribution retirement plan sponsored by UPS which includes participants of other UPS businesses. The UPS 401(k) Savings Plan is sponsored by UPS and includes eligible Coyote employees. All contributions are subject to maximum compensation and contribution limits for a tax-qualified defined contribution plan as prescribed by the IRS.

For eligible employees the Parent matches, in shares of UPS common stock or cash, a portion of the participating employees’ contributions. Matching contributions charged to expense were $5 and $7 million for 2023 and 2022, respectively.

Income Taxes

Coyote is included within UPS’s federal consolidated or combined income tax return in the United States and certain foreign jurisdictions, within UPS’s consolidated or combined U.S. state tax returns, and filing separately in various U.S. state and foreign jurisdictions. Coyote does not directly pay U.S. federal or state income taxes. In all periods presented, the income tax provision has been computed for the entities comprising Coyote on a standalone, separate return basis as if Coyote were a separate taxpayer. As a result, the tax treatment of certain items reflected in these combined financial statements may not be reflected in the consolidated financial statements and tax returns of UPS.

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. In estimating future tax consequences, we generally consider all expected future events other than proposed changes in the tax law or rates. Valuation allowances are provided if it is more likely than not that a deferred tax asset will not be realized. Income taxes as presented attribute deferred income taxes of UPS to Coyote standalone combined financial statements in a manner that is systematic, rational and consistent with the asset and liability method. As a result, actual tax transactions included in the consolidated financial statements of UPS may not be included in the separate combined financial statements of Coyote. Similarly, the tax treatment of certain items reflected in the combined financial statements of Coyote may not be reflected in the consolidated financial statements and tax returns of UPS.

We recognize liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. Once it is determined that the position meets the recognition threshold, the second step requires us to estimate and measure the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement. The difference between the amount of recognizable tax benefit and the total amount of tax benefit from positions filed or to be filed with the tax authorities is recorded as a liability for uncertain tax benefits. It is inherently difficult and subjective to estimate such amounts, as we have to determine the probability of various possible outcomes. We reevaluate uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit and new audit activity. Such a change in recognition or measurement could result in the recognition of a tax benefit or an additional charge to the tax provision.

Foreign Currency Translation and Remeasurement

We translate the results of operations of our foreign subsidiaries using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. Balance sheet currency translation adjustments are recorded in accumulated other comprehensive income (loss). Pre-tax foreign currency transaction gains (losses) from remeasurement included in investment income (expense) and other were $0.1 and $(0.8) million in 2023 and 2022, respectively.

Advertising Costs

Coyote expenses advertising costs as incurred. The total expense recognized within Other Expenses in our statements of combined income (loss) was $1 and $2 million during 2023 and 2022, respectively.

Stock-Based Compensation

Parent has stock-based employee compensation plans in which certain Coyote senior employees are participants, which are more fully described in note 8. All share-based awards to employees are measured based on their fair values and expensed over the period during which an employee is required to provide service in exchange for the award (the vesting period), less estimated forfeitures. Parent has issued employee share-based awards under various incentive compensation plans that contain vesting conditions, including service conditions, where the awards cliff vest or vest ratably over a one, three, or five year period (the “nominal vesting period”) or at the date the employee retires (as defined by the plan), if earlier. Compensation cost is generally recognized immediately for awards granted to retirement-eligible employees, or over the period from the grant date to the date retirement eligibility is achieved, if that is expected to occur during the nominal vesting period. We estimate forfeiture rates based on historical rates of forfeitures for awards with similar characteristics, historical and projected rates of employee turnover and the nature and terms of the vesting conditions of the awards. We reevaluate our forfeiture rates on an annual basis.

The Parent maintains an employee stock purchase plan for all eligible employees. Under this plan, shares of UPS class A common stock may be purchased at quarterly intervals at 95% of the NYSE closing price of UPS class B common stock on the last day of each quarterly period. Total purchased shares by Coyote employees were immaterial during 2023 and 2022. This plan is not considered to be compensatory, and therefore no compensation cost is measured for the employees’ purchase rights.

Adoption of New Accounting Standards

Accounting pronouncements adopted during the periods covered by the audited, combined financial statements did not have a material impact on our consolidated financial position, results of operations, cash flows or internal controls.

Accounting Standards Issued But Not Yet Effective

In December 2023, the FASB issued an ASU to enhance tax-related disclosures. This update will require more standardized categories for tax rate reconciliation and additional detail for significant tax items. It will also require a breakdown of income taxes paid by jurisdiction exceeding 5% of total taxes and remove certain disclosure requirements for unremitted foreign earnings and uncertain tax positions. The standard becomes effective in the first quarter of 2025. Should our financial statements continue to be required, we are evaluating its impact on our disclosures and internal controls but do not expect this ASU will have a significant impact on our consolidated financial position, results of operations, cash flows or internal controls.

Other accounting pronouncements issued before, but not effective until after, December 31, 2023, are not expected to have a material impact on our consolidated financial position, results of operations, cash flows or internal controls.

COYOTE LOGISTICS

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 2. RELATED PARTY TRANSACTIONS WITH UPS

Coyote provides services to other UPS businesses. The nature of services provided is similar to the services that Coyote provides to its third party customers and governed by a shipper/brokerage transportation agreement. The terms and conditions of these transactions may differ from those that would have been negotiated between unrelated parties at that time.

All significant intercompany transactions between Coyote and UPS have been included in these combined financial statements and are considered to have been effectively settled through equity contributions or distributions at the time the transactions were recorded. Sales to UPS, which was primarily transportation by Coyote for UPS, during 2023 and 2022 were $570 and $864 million, respectively. Operating expenses, which was primarily purchased transportation by Coyote from UPS, attributable to Coyote from UPS during 2023 and 2022, were $6 and $33 million, respectively. The total net effect of the settlement of these intercompany transactions is reflected in the statements of combined cash flows as a financing activity and in the combined balance sheets as net parent investment.

NOTE 3. REVENUE RECOGNITION

Revenue Recognition

Coyote provides multi-modal third-party logistics brokerage services and data intelligence solutions for domestic and international transport via full truckload, less-than-truckload, intermodal, and last mile transport, with primary operations in the U.S., Mexico, U.K., and Europe. Substantially all of our revenues are from contracts associated with arranging the pick-up, transportation and delivery of shipments and freight (“transportation services”), which generally occurs over a short period of time.

We account for a contract when both parties have approved the contract and are committed to perform their obligations, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and is the basis of revenue recognition. To determine the proper revenue recognition method for contracts, we evaluate whether two or more contracts should be combined and accounted for as a single contract, and whether the combined or single contract should be accounted for as more than one performance obligation. This evaluation requires judgment, and the decision to combine a group of contracts or to separate the combined or single contract into multiple performance obligations could change the amount of revenue and profit recorded in a given period. Within most of our contracts, the customer contracts with us to provide distinct services, such as transportation brokerage services. The vast majority of our contracts with customers for transportation services include only one performance obligation; the transportation services themselves. However, if a contract is separated into more than one performance obligation, we allocate the total transaction price to each performance obligation based on the estimated relative standalone selling prices of the promised goods or services underlying each performance obligation. We frequently sell standard transportation services with observable standalone sales prices. In these instances, the observable standalone sales are used to determine the standalone selling price.

Satisfaction of Performance Obligations

We generally recognize revenue over time as we perform the services in the contract because our customers receive the benefit of our services as the goods are transported from one location to another. Further, if we were unable to complete delivery to the final location, those services would not need to be re-performed.

As control transfers over time, revenue is recognized based on the extent of progress towards completion of the performance obligation. The selection of the method to measure progress towards completion requires judgment and is based on the nature of the products or services to be provided. We use an output method of progress based on time-in-transit for our Coyote contracts because it best depicts the transfer of control to the customer which occurs as ratably as time passes. Under the output measure of progress based on time-in-transit, the extent of progress towards completion is measured based on the ratio of time elapsed to date to the total estimated time in transit. Revenues, including ancillary or accessorial fees and reductions for estimated customer incentives, are recorded proportionally as time elapses.

COYOTE LOGISTICS

NOTES TO COMBINED FINANCIAL STATEMENTS

Variable Consideration

We estimate variable consideration at the most likely amount to which we expect to be entitled. We include estimated amounts of revenue, which may be reduced by incentives or other contract provisions, in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Our estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based on an assessment of anticipated customer spending and all information (historical, current and forecasted) that is reasonably available to us.

Contract Modifications

Contracts are often modified to account for changes in the rates we charge our customers or to add additional distinct services. We consider contract modifications to exist when the modification either creates new, or changes the existing, enforceable rights and obligations. Contract modifications that add additional distinct goods or services are treated as separate contracts. Contract modifications that do not add distinct goods or services typically change the price of existing services. These contract modifications are accounted for prospectively as the remaining performance obligations are distinct.

Payment Terms

Under the typical payment terms of our customer contracts, the customer pays at periodic intervals (i.e., every 14 days, 30 days, 45 days, etc.) for shipments included on invoices received. Invoices are generated daily, depending on the specific agreement with the customer. It is not customary business practice to extend payment terms past 90 days, and as such, we do not have a practice of including a significant financing component within our contracts with customers.

Principal vs. Agent Considerations

In our transportation businesses, we utilize independent contractors and third-party carriers in the performance of some transportation services. GAAP requires us to evaluate, using a control model, whether our businesses themselves promise to transfer services to the customer (as the principal) or to arrange for services to be provided by another party (as the agent). Based on our evaluation of the control model, we determined we act as the principal rather than the agent within revenue arrangements. Revenue and the associated purchased transportation costs are both reported on a gross basis within our statements of combined income (loss).

Accounts Receivable, Net

Accounts receivable, net, include amounts billed and currently due from customers. The amounts due are stated at their net estimated realizable value. Losses on accounts receivable are recognized when they are incurred, which requires us to make our best estimate of the probable losses inherent in our customer receivables at each balance sheet date. These estimates require consideration of historical loss experience, adjusted for current conditions, trends in customer payment frequency, and judgments about the probable effects of relevant observable data, including present economic conditions and the financial health of specific customers and market sectors. Losses on accounts receivable are recognized when reasonable and supportable forecasts affect the expected losses inherent in our accounts receivable at each balance sheet date. These estimates require consideration of historical loss experience, adjusted for current conditions, forward-looking indicators, trends in customer payment frequency, and judgements about the probable effects of relevant observable data, including present and future economic conditions and the financial health of specific customers and market sectors. Our risk management process includes standards and policies for reviewing major account exposures and concentrations of risk.

Our allowance for expected credit losses as of December 31, 2023 and 2022 was $3 and $7 million, respectively. Amounts for credit losses charged to expense before recoveries during 2023 and 2022 were $2 and $8 million, respectively.

Contract Assets

Contract Assets include billed and unbilled amounts resulting from in-transit shipments, as Coyote has an unconditional right to payment only when services have been completed (i.e., shipments have been delivered). Amounts do not exceed their net realizable value. Contract assets are generally converted each month based on the short-term nature of the transactions. Contract assets as of January 1, 2022 were $11 million.

COYOTE LOGISTICS

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 4. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net as of December 31, 2023 and 2022 consisted of the following (in millions):

	2023	2022
Leasehold improvements	$27	$29
Furniture and office equipment	5	5
Technology equipment	37	37
Other	3	2
	72	73
Less: Accumulated depreciation and amortization	(55)	(50)
Property, Plant & Equipment, Net	$17	$23

We monitor our property, plant and equipment for any indicators that the carrying value of the assets may not be recoverable. We recognized impairment charges of $1 million in 2022, due to the exit of certain office space. No impairment charges on property, plant and equipment were recorded in 2023.

COYOTE LOGISTICS

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 5. GOODWILL AND INTANGIBLE ASSETS

The activity in the balance of Coyote’s goodwill is as follows (in millions):

Balance on January 1, 2022	$496
Foreign currency translation adjustment	(4)
Balance on December 31, 2022	$492
Foreign currency translation adjustment	2
Balance on December 31, 2023	$494

Goodwill Impairment

As Coyote historically represented a reporting unit for UPS, the goodwill impairment evaluation was completed as part of the UPS annual goodwill impairment evaluation, as of July 1, 2023 and 2022. In addition, UPS conducted interim impairment tests when changes in circumstances indicate an impairment may have occurred between annual tests.

We utilized a quantitative process to test goodwill for impairment. We determined it was more likely than not the reporting unit fair value exceeded the carrying value for Coyote. We did not record any goodwill impairment charges in 2023 or 2022.

Intangible Assets

The following is a summary of intangible assets as of December 31, 2023 and 2022 (in millions):

				Weighted
				Average
				Amortization
	Gross	Accumulated	Net Carrying	Period
	Carrying Amount	Amortization	Value	(in years)
December 31, 2023
Capitalized software	$114	$(62)	$52	6.7
Customer list/relationships	427	(356)	71	10.0
Trade name	89	—	89	N/A
Total Intangible Assets	$630	$(418)	$212	9.3
December 31, 2022
Capitalized software	$97	$(50)	$47
Customer list/relationships	427	(314)	113
Trade name	200	—	200
Total Intangible Assets	$724	$(364)	$360

A trade name with a carrying value of $89 and $200 million as of December 31, 2023 and 2022, respectively, is deemed to be an indefinite-lived intangible asset, and therefore is not amortized. Impairment tests for indefinite-lived intangible assets are performed on an annual basis or more frequently if required. Our annual test as of July 1, 2023 indicated that the fair value of the Coyote trade name was in excess of its carrying value, although the excess was less than 10 percent.

Since the July 1, 2023 testing date, the business continued to be negatively impacted by market conditions, which resulted in revenue declines. In response, during the fourth quarter of 2023, UPS began to evaluate strategic alternatives and tested the Coyote trade name for impairment as of December 31, 2023, using forecasts that reflected updated market conditions and an evaluation of strategic alternatives related to this business. We concluded that the carrying value of the trade name exceeded its estimated fair value and recorded an asset impairment charge of $111 million. The revised carrying value of this trade name as of December 31, 2023 was $89 million. The trade name continues to be indefinite-lived.

COYOTE LOGISTICS

NOTES TO COMBINED FINANCIAL STATEMENTS

All of Coyote’s other recorded intangible assets are deemed to be finite-lived intangibles, and are thus amortized over their estimated useful lives. Impairment tests for these intangible assets are only performed when a triggering event occurs that may indicate that the carrying value of the intangible may not be recoverable. There were no impairments of finite-lived intangible assets in 2023 and 2022.

Amortization of intangible assets was $56 and $54 million in each of 2023 and 2022, respectively. Expected amortization of finite-lived intangible assets recorded as of December 31, 2023 for the next five years is as follows (in millions): 2024—$59; 2025—$42; 2026—$13; 2027—$6; 2028—$0.4. Amortization expense in future periods may be affected by business acquisitions or dispositions, software development, and other factors.

NOTE 6. LEASES

We recognize a right-of-use (“ROU”) asset and lease liability for all leases greater than 12 months. Some of our leases contain both lease and non-lease components, which we have elected to treat as a single lease component. We have also elected not to recognize leases that have an original lease term, including reasonably certain renewal or purchase options, of twelve months or less in our combined balance sheets. Lease costs for short-term leases are recognized on a straight-line basis over the lease term. We elected the package of transition practical expedients for existing contracts, which allowed us to carry forward our historical assessments of whether contracts are, or contain, leases, lease classification and determination of initial direct costs.

We primarily have operating leases for warehouses, vehicles, corporate office space and various other equipment used in operating our business. Certain leases for real estate contain options to purchase, extend or terminate the lease. Determining the lease term and amount of lease payments to include in the calculation of the ROU asset and lease liability for leases containing options requires the use of judgment to determine whether the exercise of an option is reasonably certain, and if the optional period and payments should be included in the calculation of the associated ROU asset and liability. In making this determination, we consider all relevant economic factors that would compel us to exercise or not exercise an option.

Many of our real estate leases contain charges for common area maintenance or other miscellaneous expenses that are updated based on landlord estimates. Due to this variability, the cash flows associated with these charges are not included in the minimum lease payments used in determining the ROU asset and associated lease liability.

Some of our real estate leases contain options to renew or extend the lease or terminate the lease before the expiration date. These options are factored into the determination of the lease term and lease payments when their exercise is considered to be reasonably certain.

The components of lease expense for the years ended December 31, 2023 and 2022 are as follows (in millions).

	2023	2022
Operating lease costs	$20	$18
Short-term and variable lease costs	7	5
Total lease costs	$27	$23

In addition to the lease costs disclosed in the table above, we monitor all lease categories for any indicators that the carrying value of the assets may not be recoverable. There were no material impairments recognized for 2023 and 2022.

COYOTE LOGISTICS

NOTES TO COMBINED FINANCIAL STATEMENTS

Supplemental information related to leases and location within our combined balance sheets (in millions, except lease term and discount rate) as of December 31, 2023 and 2022 were as follows:

	2023	2022
Operating Leases:
Operating lease right-of-use assets	$93	$91

Current maturities of operating leases	$18	$16
Non-current operating leases	89	89
Total operating lease obligations	$107	$105

Weighted average remaining lease term (in years):
Operating leases	7.6	8.2

Weighted average discount rate:
Operating leases	3.0%	3.0%

Supplemental cash flow information related to leases as of December 31, 2023 and 2022 is as follows (in millions):

	2023	2022
Cash paid for amounts included in measurement of liabilities:
Operating cash flows from operating leases	$20	$19

Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$21	$2

Future payments for lease obligations as of December 31, 2023 are as follows (in millions):

Operating Leases
2024	$21
2025	18
2026	15
2027	13
2028	11
Thereafter	44
Total lease payments	122
Less: Imputed interest	(15)
Total lease obligations	107
Less: Current obligations	(18)
Long-term lease obligations	$89

As of December 31, 2023, all leases have commenced.

COYOTE LOGISTICS

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 7. EQUITY

Net parent investment in the combined balance sheets represents UPS’s historical investment in Coyote and includes accumulated net earnings attributable to Coyote and the net effect of transactions with, and cost allocations from the Parent.

The following is a rollforward of our net parent investment and accumulated other comprehensive income (loss) accounts for the years ended December 31, 2023 and 2022 (in millions):

	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)
Balance as of December 31, 2021	$921	$4
Net Income	143	—
Other comprehensive (loss)	—	(8)
Net transfers (to) Parent	(233)	—
Balance as of December 31, 2022	831	(4)
Net (loss)	(70)	—
Other comprehensive income	—	7
Net transfers (to) Parent	(60)	—
Balance as of December 31, 2023	$701	$3

All significant intercompany transactions between Coyote and UPS have been included in these combined financial statements and are considered to have been effectively settled through equity contributions or distributions at the time the transactions were recorded.

NOTE 8. STOCK-BASED COMPENSATION

UPS’s incentive compensation plans permit the grant of non-qualified and incentive stock options, stock appreciation rights, restricted stock and stock units, and restricted performance shares and units to eligible employees. In 2021, UPS shareholders approved the 2021 Omnibus Incentive Compensation Plan (the “Plan”) under which UPS is authorized to issue non-qualified and incentive stock options, stock appreciation rights, restricted stock and stock units (“RSUs”), and restricted performance shares and performance units (“RPUs”, collectively with RSUs, “Restricted Units”) underlying 25 million shares. Each award issued in the form of Restricted Units, stock options and other permitted awards reduces the share reserve by one share. The Parent had 10 and 14 million shares available to be issued under this plan as of December 31, 2023 and 2022, respectively.

The primary compensation programs offered under the UPS incentive compensation plan include the UPS Management Incentive Award program (inclusive of programs for U.S. and international-based employees), the UPS Long-Term Incentive Performance Award program, and the UPS Stock Option Program. Coyote employee participation in these programs were immaterial for all periods presented.

The total expense recognized in our statements of combined income (loss) was $2 and $1 million during 2023 and 2022, respectively. The associated income tax benefit recognized in our statements of combined income (loss) was $0.5 and $0.3 million during 2023 and 2022, respectively. There was no cash income tax benefit received from the lapsing of Restricted Units during 2023 and 2022.

COYOTE LOGISTICS

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 9. INCOME TAXES

Income tax expense for 2023 and 2022 consists of the following (in millions):

	2023	2022
Current:
U.S. Federal	$12	$50
U.S. State and Local	4	10
Non-U.S.	2	2
Total Current	$18	$62
Deferred:
U.S. Federal	$(34)	$(11)
U.S. State and Local	(7)	—
Non-U.S.	—	—
Total Deferred	(41)	(11)
Total Income Tax Expense (Benefit)	$(23)	$51

Income before income taxes includes the following components (in millions):

	2023	2022
United States	$(97)	$203
Non-U.S.	4	(9)
Total Income (Loss) Before Income Taxes:	$(93)	$194

A reconciliation of the statutory federal income tax rate to the effective income tax rate for 2023 and 2022 consists of the following:

	2023	2022
Statutory U.S. federal income tax rate	21.0%	21.0%
U.S. state and local income taxes (net of federal benefit)	3.1	4.3
Non-U.S. tax rate differential	(0.2)	(0.6)
U.S. federal tax credits	1.1	(0.7)
Change in valuation allowance	(0.5)	1.5
Other	0.2	0.8
Effective income tax rate	24.7%	26.3%

COYOTE LOGISTICS

NOTES TO COMBINED FINANCIAL STATEMENTS

Deferred income tax assets and liabilities are comprised of the following as of December 31, 2023 and 2022 (in millions):

	2023	2022
Fixed assets and capitalized software	$(4)	$(9)
Operating lease right-of-use assets	(22)	(21)
Goodwill and intangible assets	(44)	(78)
Other	(1)	(2)
Deferred tax liabilities	(71)	(110)

Loss and credit carryforwards	4	3
Operating lease liabilities	26	25
Contingency accruals	4	4
Other	5	5
Deferred tax assets	39	37
Deferred tax assets valuation allowance	(4)	(3)
Deferred tax asset (net of valuation allowance)	35	34

Net deferred tax (liability)	$(36)	$(76)

Further, we have Non-U.S. operating loss carryforwards as follows (in millions):

	2023	2022
Non-U.S. operating loss	$47	$43

The non-U.S. loss carryforwards of $47 million as of December 31, 2023 can be carried forwards for periods ranging from 10 years to indefinitely. As indicated in the table above, we have established a valuation allowance for certain non-U.S. carryforwards due to the uncertainty resulting from a lack of previous taxable income within the applicable tax jurisdiction.

For the separate company financial statements, the opening tax attribute balances reported as of January 1, 2022 are the balances available per the historical tax return filings. There may be some instances where taxable income from other combined UPS entities have been used to monetize the historical tax attributes of Coyote. In these cases, it is not practical to adjust the historical carrying value of the attribute on a separate return basis to reflect the standalone results from the beginning of the carryforward period. During the carve out period, all attributes have been utilized or generated based on the separate return basis.

The undistributed earnings and profits (“E&P”) of our foreign subsidiaries amounted to a $86 million deficit as of December 31, 2023. Currently, all of the undistributed E&P of our foreign subsidiaries is considered to be indefinitely reinvested and, accordingly, no deferred income taxes have been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, we would be subject to U.S. state and local taxes and withholding taxes payable in various jurisdictions. Determination of the amount of unrecognized deferred income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

The Organization for Economic Co-operation and Development (“OECD”) has introduced a framework to implement a global minimum corporate tax of 15%, referred to as Pillar Two or the minimum tax directive. Many aspects of the minimum tax directive will be effective beginning in 2024, with certain remaining impacts to be effective beginning in 2025. While it is uncertain whether the U.S. will enact legislation to adopt the minimum tax directive, certain countries in which we operate have adopted legislation, and other countries are in the process of introducing legislation, to implement the minimum tax directive. While we do not currently expect the minimum tax directive to have a material impact on our effective tax rate, our analysis is ongoing as the OECD continues to release additional guidance and countries implement legislation. To the extent additional changes take place in the countries in which we operate, it is possible that these legislative changes and efforts may increase uncertainty and have an adverse impact on our effective tax rates or operations.

COYOTE LOGISTICS

NOTES TO COMBINED FINANCIAL STATEMENTS

The following table summarizes the activity related to our uncertain tax positions (in millions):

	Tax	Interest	Penalties
Balance as of December 31, 2021	$12	$—		$—
Additions for tax positions of the current year	3	—		—
Balance as of December 31, 2022	15	—		—
Additions for tax positions of the current year	1	—		—
Additions for tax positions of prior years	—	1		—
Foreign currency exchange rate changes	1	—		—
Balance as of December 31, 2023	$17	$1	$

The total amount of gross uncertain tax positions as of December 31, 2023 and 2022 that, if recognized, would affect the effective tax rate was $7 and $6 million, respectively. Our continuing policy is to recognize interest and penalties associated with income tax matters as a component of income tax expense.

We are included within UPS’s federal consolidated or combined income tax return in the U.S. and certain foreign jurisdictions, included within UPS’s consolidated or combined U.S. state tax returns and filing separate in various U.S. state and foreign jurisdictions. We have substantially resolved all U.S. federal income tax matters for tax years prior to 2016. In addition, certain state returns which Coyote is included in are under audit for various years.

A number of years may elapse before an uncertain tax position is audited and ultimately settled. It is difficult to predict the ultimate outcome or the timing of resolution for uncertain tax positions. It is reasonably possible that the liability for uncertain tax positions could significantly increase or decrease within the next twelve months. Items that may cause changes to uncertain tax positions include the allocation of income and expense between tax jurisdictions. These changes could result from the settlement of litigation, the completion of ongoing examinations, the expiration of the statute of limitations, or other unforeseen circumstances. At this time, an estimate of the range of the reasonably possible change cannot be made.

NOTE 10. LEGAL PROCEEDINGS AND CONTINGENCIES

We are involved in a number of judicial proceedings and other matters arising from the conduct of our business. These proceedings may include claims for property damage or personal injury incurred in connection with transportation of freight, commercial disputes, and employment-related claims. These matters also may seek substantial monetary damages.

We believe we have adequately accrued for the potential impact of loss contingencies that are probable and reasonably estimable. Although there can be no assurance as to the ultimate outcome, we have generally denied, or believe we have a meritorious defense and will deny, liability in all pending matters, and we intend to vigorously defend each matter. We accrue amounts associated with legal proceedings when and to the extent a loss becomes probable and can be reasonably estimated. Costs included in Other Expenses for legal proceedings and other matters was $8 million and $0.8 million for 2023 and 2022, respectively.

If a loss is not both probable and reasonably estimable, or if an exposure to loss exists in excess of the amount accrued, we assess whether there is at least a reasonable possibility a loss, or additional loss, may have been incurred. The determination as to whether a loss can reasonably be considered to be possible or probable is based on our assessment, together with legal counsel, regarding the ultimate outcome of the matter. The actual costs of resolving legal proceedings may be substantially higher or lower than the amounts accrued on those claims. Legal costs incurred related to these matters are expensed as incurred.

For matters as to which we are not able to estimate a possible loss or range of losses, we are not able to determine whether any such loss will have a material adverse effect on our business, financial condition, results of operations or liquidity.

COYOTE LOGISTICS

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 11. SUBSEQUENT EVENTS

On June 23, 2024, UPS announced it has entered into an agreement to sell its Coyote Logistics business unit to RXO, Inc. for $1.025 billion. The sale is subject to regulatory approvals and closing conditions and is expected to close by the end of 2024. UPS and Coyote would continue to operate under the terms of an existing shipper / brokerage transportation agreement after the sale closes.

Coyote evaluated subsequent events through August 23, 2024 the date on which the combined financial statements were available to be issued.